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CLARCOR Inc.

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Transition Update

Issue 1: February 13, 2017

Welcome to the first issue of our CLARCOR / Parker Hannifin Transition Update.

As we continue moving forward with the acquisition, we want to provide you with additional information about Parker and regular updates on the progress of the transition. Please keep in mind, until the transaction closes, we are limited on what kind of information we can share. We plan to send out news and updates through this series of communications throughout the transition period as new information becomes available.

Getting to Know Parker…

As we prepare to join the Parker Filtration Group, we would like to share with you an overview of the company and its philosophy. Parker is the global leader in motion and control technologies, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Parker can be found on and around everything that moves. Parker has an unmatched breadth and depth of products that originate from a global leadership position in nine core Motion and Control technologies that include aerospace, climate control, electromechanical, filtration, fluid and gas handling, hydraulics, pneumatics, process control, sealing and shielding. These technologies can be applied individually to solve customer challenges or combined to develop high value systems that address complex challenges.

Learn more about Parker, their employee culture, core values, the “Win Strategy” and more by downloading the latest business overview –This is Parker.

Click here to open the presentation.

(http://divapps.parker.com/Video/Integration/ParkerOverview.pptx)

Parker Turns 100 This Year…

Parker celebrates its centennial on March 13, 2017. Marking 100 years, Parker has grown to a global enterprise with approximately 50,000 employees, 400,000 customers, 800,000 products and annual sales over $11 billion. An astounding achievement for a company that began with one product and not a single customer.

Learn more about Parker’s history and their 100th Anniversary by clicking here.

(http://divapps.parker.com/Video/Integration/Centennial_Brochure.pdf)

A Competitive and Compassionate Culture

Here’s a glimpse of Parker’s culture from an interview with Chairman and Chief Executive Officer, Tom Williams, which was recently published on the company’s blog site:

Since Parker’s founding 100 years ago, the company has prided itself on cultivating an environment that values long-term team members and their unique contributions—with typical career tenures spanning 20 years and beyond.

The company’s overall mission of “Engineering Your Success,” is not only about the technical expertise provided to customers, but the ways in which Parker can personalize the success of team members worldwide.

[Read the complete blog post here]

(http://blog.parker.com/nurturing-a-competitive-and-compassionate-culture)

Additional Information and Where to Find It

In connection with the pending Parker-Hannifin transaction, a definitive proxy statement has been filed by the

Company and mailed to the Company’s stockholders. THE COMPANY’S STOCKHOLDERS ARE ENCOURAGED TO

READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY NOW AND WHEN FUTURE FILINGS BECOME AVAILABLE BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING PARKER-HANNIFIN TRANSACTION. Investors and security holders may obtain these documents free of charge at the SEC’s website, www.sec.gov, or from the Company’s website at www.clarcor.com under the heading “Investor Information” or by emailing the Company at investor@clarcor.com.

Participants in Solicitation

Parker-Hannifin, the Company and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the pending Parker-Hannifin transaction. Information concerning Parker-Hannifin’s directors and executive officers is set forth in the proxy statement, filed September 26, 2016, for Parker-Hannifin’s 2016 annual meeting of shareholders as filed with the SEC on Schedule 14A and in its most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2016 as filed with the SEC on August 26, 2016. Information concerning the Company’s directors and executive officers is set forth in the proxy statement, filed February 19, 2016, for the Company’s

2016 annual meeting of stockholders as filed with the SEC on Schedule 14A and in its most recent Annual Report on Form 10-K for the fiscal year ended December 3, 2016 as filed with the SEC on January 27, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the pending Parker-Hannifin transaction are included in the definitive proxy statement.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this document other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, there are various risks and uncertainties associated with the pending Parker-Hannifin transaction, including but not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the pending Parker-Hannifin transaction; the possibility of non-consummation of the pending Parker-Hannifin transaction and termination of the merger agreement; the risk that the Company could be required to pay a termination fee of $113 million to Parker-Hannifin under certain circumstances pursuant to the terms of the merger agreement; the failure to obtain Company stockholder approval of the pending Parker-Hannifin transaction or to satisfy any of the other conditions to the merger agreement; the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the pending Parker-Hannifin transaction; the risk that stockholder litigation in connection with the pending Parker-Hannifin transaction may affect the timing or occurrence of the pending Parker-Hannifin transaction or result in significant costs of defense, indemnification and liability; the significant transaction costs which have been and may continue to be incurred by the Company related to the pending Parker-Hannifin transaction; and other potential risks to the Company associated with any failure to close the Parker-Hannifin transaction, including the potential distraction of employee and management attention during the pendency of the merger, uncertainty about the effect of the pending Parker-Hannifin transaction on the Company’s relationships with employees, potential and existing customers and suppliers and other parties, and the impact that the failure of the pending Parker-Hannifin transaction to close could have on the trading price of shares of Company common stock and the Company’s operating results. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this document. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking or other statements included in this document, whether as a result of new information, future events, changed circumstances or any other reason.

Parker Hannifin Corporation

Parker can be found on and around everything that moves.

We manufacture highly engineered components and systems that facilitate motion and the controlled flow of liquids and gasses for a wide variety of global markets to increase our customers’ productivity and profitability.

Aerospace Climate Control Electromechanical

Filtration Fluid & Gas Handling Hydraulics

Pneumatics Process Control Sealing & Shielding

Strategy

Parker’s Win Strategy is a disciplined and consistent business strategy that has helped transform the company and improve operations worldwide since 2001. Updated in 2015, the foundation of The Win StrategyTM is Parker’s culture and values.

“It is the Parker culture and values, more than any strategy or measure, that will determine our success in the future.”

Thomas Williams, CEO Parker Annual Report 2015

History

The history of our great company is an interesting account of the transformation of technology over a period of 100 years., the evolution of the Parker Appliance Company into Parker Hannifin Corporation illustrates a legacy of innovation. As we celebrate our centennial this year, we believe our future growth is assured by honoring Parker’s tradition of excellence and fair dealings.

Parker’s Culture & Values

The Foundation of Our Success

“Our success is founded on fair dealing, hard work, coordination of effort and quality of products.”

- Arthur L. Parker

Founder

Winning culture Passionate people Valued customers Engaged leadership

Parker’s Brand Promise

Parker is the global leader in motion and control technologies, partnering with its customers to increase their productivity and profitability.

Partnering with our distributors, Parker serves customers in 104 countries.

Footprint of a Global Leader

Operating Groups

Aerospace Automation

Engineered Materials Filtration Fluid Connectors Hydraulics Instrumentation

100 Divisions

292 Manufacturing Locations Worldwide

49,000 Employees

Serving Customers in 104 Countries

$11.4 Billion in Revenue 864,000 Products Sold 444,000 Customers 49,000 Employees 13,200 Distribution/MRO Outlets 1,100 Markets 100 Divisions 292 Manufacturing Plants

49 Countries

Key Facts about Parker FY2016

The Global Leader in Motion and Control Technologies (NYSE:PH)

Ethics & Integrity

Parker’s reputation and success depends upon the personal commitment that each employee makes to uphold the Parker values in all of our dealings.

Parker’s actions are guided by uncompromising honesty, integrity, respect and ethical behavior.

Sustainability

Parker’s sustainability strategy is focused on the positive impact we can have on people and the planet we call share.

Through the responsible design, manufacture and disposal of our products, we strive to foster the enduring success of our company, customers and communities.

Working at Parker

Parker views personal development and career satisfaction as critical to our success.

We believe that an empowered, results-oriented organization excels at engaging highly talented people of different backgrounds and perspectives.

Innovation

The engineering in our products may not be visible, but every day you experience the results of our work on virtually everything that moves. Through a process we call Winovation,

Parker is focusing our collective efforts on developing products and systems that represent “new to the world or new to the market” opportunities to help us deliver more value to customers.

“Our focus on solving the world’s greatest engineering challenges sparks our passion for innovation and secures future growth.”

Food Water Energy Transportation Defense Environment Infrastructure Life Sciences

IndegoTM Exoskeleton

Human Motion & Control

SCOUT Compressed Air IoT System

For Factories, Laboratories and Shops

Battery Energy Storage Systems

For Sustainable and Reliable Power Grid

Parker Tracking System

For Asset Management

Compact Spiral™ Hose

Unprecedented Performance & Flexibility

Unitized Hydrostatic Transmission (UHT)

Zero Turn Radius Mowers

Product Ads

Parker Services

∎ Solution-based Selling in Focused Markets ∎ Engineering Expertise ∎ Products as Pull-through ∎ Intimate Customer Engagement

A L PARKER.

CONTROl SYSTIII FOR AUT0’!081LES.

AI’PL ICATIO JC fiUO AUG ll, 1 9 14

Patentrd J u no 4, 1918.

3 S HH TS StULl 1

Drawing on our strengths.

PARKER HANNIFIN

CENTENNIAL

PARKER BEGAN WITH ONLY TWO PEOPLE, ARTHUR PARKER AND CARL KLAMM. THE JOURNEY FROM THAT TWO-PERSON ENTERPRISE TO

A TECHNOLOGICAL TOUR DE FORCE CONTAINS STAGGERING SETBACKS AND ACHIEVEMENTS, BUT THROUGH IT ALL ONE THING HAS GUIDED

THE COMPANY: THE ENTREPRENEURIAL SPIRIT OF ART PARKER. ART CREATED A CULTURE THAT COMBINED FAMILY AND FAIRNESS WITH INNOVATION AND DETERMINATION. THAT COMPETITIVE AND COMPASSIONATE CULTURE IS ALIVE AND WELL. IT’S WHY PARKER IS THE GLOBAL LEADER IN MOTION AND CONTROL TECHNOLOGIES.

Art Parker establishes the Parker Appliance Company, a small machine shop in Cleveland, Ohio. The company would build pneumatic brake systems for trucks, trains, buses, industrial machinery and a recent invention called the airplane.

Nearly 10 years before the founding of the company, Art Parker receives a patent for a device that provides hydraulic control on machinery.

The first of his nearly 160 patents.

Art puts his dream on hold as he joins the battle in World War I. While at war, Art notes that the braking systems on supply trucks are insufficient.

He is inspired to improve them.

Traveling to a trade show where Parker would demonstrate the capabilities of their brake system to several large bus and truck manufacturers, a trailer carrying Parker’s entire inventory falls off a cliff east of Pittsburgh, Pennsylvania.Art is forced into bankruptcy but immediately begins his efforts to rebuild.

1924

DECLARING THEIR

Determination.

In an effort to restart the company, Art Parker files for a patent for a two-piece flared tube fitting.The new fitting, which could be used in thousands of applications, would be the foundation for the new Parker Appliance Company.

Along with Detroit Edison and Goodyear Tire and Rubber, the U.S. Navy adopts the use of the Parker flared tube fitting.

Art begins his intense study of the aviation industry with aircraft pioneers.They would depend heavily on Parker fittings and valves.

Charles Lindbergh makes the first transatlantic flight with Parker’s fuel system on board his plane, the Spirit of St. Louis.This historic event marks the beginning of Parker’s remarkable relationship with the aerospace industry that continues today.

Art marries one of his very first employees,

Helen M. Fitzgerald, a progressive and determined woman.

In 1929, within two years of their marriage,

their son Patrick Parker is born. Art and Helen would have three additional children, creating a vibrant, loving family.

Parker creates an official mascot salesman, “Parkie,. in its own foundry to help sell World

War II bonds.

With 40 patents and sales of $3 million

in 1939, Parker responds to the country’s call to arms. During World War II, Parker has only one customer: the U.S.

government. A testament to the trust

and innovation in Parker products.

To support the war effort, Parker grows from

910 employees in 1940 to 2,600 in 1941.Sales from 1940 to

1945 rise from $3 million to $21.9 million.

On New Year’s Day 1945, Art Parker dies. To keep Parker running and against the advice of the board, Helen Parker reinvests the proceeds from her husband’s $1 million life insurance policy back into the company. She hires new management, and together they make the visionary decision to diversify.

Once again, Parker becomes a trusted ally of the United States in the Korean War. Parker products, which have been vastly improved since World War II, are in high demand. These include new valves for aircraft fuel and hydraulic systems, components for jet engines, and devices that enable faster refueling of airplanes.

Pat Parker begins working for the company fu ll time in 1955.

His experience with fighter planes as a U.S. naval supply officer during the Korean War would serve him well as sales correspondent at Parker.

In 1957. Parker acquires the Hannifin

Company, a family-founded company and a

leading manufacturer of cylinders and valves. The acquisition allows Parker to supply all of the components of a fluid power system, a critical capability to the broader industrial world.

Parker expands dramatically through more and more acquisitions.The company prospers by maintaining its unique culture and decentralized management philosophy.

For the first time, Parker’s stock is traded on the New York Stock Exchange. In just two years, Parker is part of the prestigious

Fortune 500. A new era begins as Pat Parker becomes the company president.

He will lead the company with the same innovative vision as his father.

During a deteriorating economic period, Parker remains strong by becoming a major player in the automotive industry.

Parker introduces its new logo in 1975. The modern design represents the forward-looking vision of the

company. The logo is still in use today.

Parkar

Ffara. work

PAYS OFF.

After 10 years of strategic growth, Parker reaches

a significant milestone:sales of $1 billion. It is a promising indicator of things to come.

Led by President and CEO Duane Collins, Parker commits

to global growth through acquisition and new facilities. Supported by a robust network of independently owned distributors,

Parker is now serving customers in 120 nations.

In 1993, Parker transforms its value-added services with

the ParkerStoreTH network, which offers walk-up repairs and the HOSE DOCTOR® service, which performs on-site maintenance. By 2007, it had opened 1,000 retail stores. As of now, there are approximately 3,600 independently owned retail locations.

24 Hour Mobile Hose Replacement

27 27 5374

From 1993 to 1997, Parker reorganizes into global businesses establishing regional group presidents and a sales company

structure to support local customers with products from multiple divisions. It is a major catalyst for growth:

Sales nearly double, earnings quadruple.

Don Washkewicz takes over as President and COO.

He charts a new course for the company with his innovative Win Strategy. Don would travel to the company’s global facilities to discover pockets of excellence.

The idea was to apply these proven tools throughout the

entire enterprise. In a down economy, the Win Strategy would rally the company to achieve unprecedented growth.

As the Win Strategy gains more momentum, Parker sales grow to

$8.2 billion in 2005. The approach is now integral to Parker’s DNA.

On July 6, 2005, Pat Parker passes away. Pat’s leadership had an enormous influence on the company.

His sense of humor, humility and caring were felt

from the production floor to the paneled offices.

Like his father, he had a passion for innovation, and he was intensely committed to customers as partners and friends.

P

The Parker cu lture continues to reflect the exa mple of its founder Art Parker. A winning culture can only be achieved with passionate people and engaged leaders who treat valued customers with deep respect.

This is how Parker conducts business with integrit y.

Parker leads progress in industrial sensor technology and the Internet of Things; energy grid efficiencies and the development of wearable robotics; and even racing yachts, Formula One cars and electric motorcycles that are setting new speed records.

Chairman and CEO Tom Williams and President and COO Lee Banks implement a refreshed Win Strategy based on global feedback from team members, customers and even top shareholders. It would set new goals, re-energize employees and expand Parker’s premier customer service model. The strategy securely positions the company for new levels of success.

Parkar

www.parker.com

Nurturing a Competitive and Compassionate Culture

blog.parker.com/nurturing-a-competitive-and-compassionate-culture

Since Parker ’s founding 100 years ago, the company has prided itself on cultivating an environment that values long-term team members and their unique contributions—with typical career tenures spanning 20 years and beyond.

The company’s overall mission of “Engineering Your Success,” is not only about the technical expertise provided to customers, but the ways in which Parker can personalize the success of

49,000 team members worldwide. An enduring culture of decentralization that provides engagement opportunities for each team member is a foresight founder Art Parker initiated in

1917, and his son Pat Parker continued throughout his 52-year career at the company.

Today, its culture is what continues to set Parker apart, and one of the primary reasons the company is the world’s leading diversified manufacturer of motion and control technologies and systems, according to Chairman and Chief Executive Officer Tom Williams.

“Parker ’s culture is what attracts people to the company and why they stay. Our team members feel like their work has a positive impact when they see the results our products and technologies enable.

“A Parker person is both competitive and compassionate. They are competitive with a will and desire to win; they’re resilient, determined and focused. They are also compassionate in that they care about each other, their customers and the communities they live and work in. It’s a very powerful combination.”

A powerful portfolio

Parker ’s unique collection of motion and control capabilities sets the company apart from any other in its industry. By specializing in a broad set of technologies, Parker ’s experts thrive on solving problems by delivering unmatched systems capabilities around the world. Williams also recognizes Parker ’s distribution channel as another long-term competitive advantage for the company.

“Our basket of products and breadth of technologies allow us to do what nobody else can. If you look at our products, a very high percentage of all those we ship have intellectual property wrapped around them. Either in a patent, trade secret, or the process and material science that makes the product valuable.

“We’ve worked for decades to build distribution and our channel is second to none. We have a head start on everybody else, and we want to continue to have a head start globally.”

Parker ’s portfolio of technologies including hydraulics, automation, fluid connectors, instrumentation, filtration, engineered materials and aerospace, speaks to servicing a wide array of customers.

“Sixty percent of our customers buy from four or more of our seven operating groups. Our suite of technologies is interrelated in a very positive fashion for our customers.”

With a long history of performing well in good and bad times, the company’s ability to be relatively consistent is a direct result of each generation of leadership—and Parker ’s worldwide team—working to take the company to the

5/2

next level, explains Williams.

“That’s the expectation people have of me. That’s what we expect every Parker team member to do—to think about how they can continue to raise the company up.”

Owning it

To help guide the company into the future the Parker Win Strategy™ was rolled out in 2001. An initiative created and organized by then CEO Don Washkewicz, the strategy was a way to implement proven tools to drive operational excellence and growth by empowering team members and focusing on profitable growth. Due to the strategy’s success, Williams refreshed the strategy with new measures of success and a renewed focus on the company’s most important asset: its people.

“The new Win Strategy is about engaging people first. We talk about safety within this, but the whole essence of engaged people is to create owners. I want team members to be owners of their respective team, their cell, their office or whatever operation they’re a part of.

“If everybody thinks and acts like an owner, the company’s performance will be lifted up dramatically. At every Parker location I’ve visited, I’ve encouraged engagement and a high-performance team process. That’s how Parker is going to stay around for the next 100 years.”

This post is the first in a series of leadership interviews to commemorate Parker’s centennial anniversary. To learn more about Parker’s history, visit www.parker.com/centennial.

Related resources:

A New Strategy to Win

Commemorating 50 Years on the NYSE